Hesperos, Inc.

FUTURE ADVANCE PROMISSORY NOTE

FOR AMOUNTS ADVANCED AS SHOWN
ON EXHIBIT A ATTACHED HERETO

1. Principal and Interest. Hesperos, Inc. (the "***Company***"), for value received, pursuant to this Future Advance Promissory Note (the "***Note***") hereby promises to pay to the order of James Kronauge ("***Lender***"), in lawful money of the United States of America, the principal amount as may be advanced from time to time by Lender as shown on Exhibit A attached hereto, with interest from the date of each advance at ten percent (10%) per annum on the unpaid balance until paid.

2. Payment: The unpaid principal and any accrued interest will be paid in full within 18 months from the date of the advance. All unpaid principal and interest accrued to date on this Note may be prepaid at any time without penalty.

3. Advances. Advances under this Note shall be subject to the following terms and conditions:

(a) draws may be made upon request by the Company with at least three (3) days advance notice to Lender;

(b) in its sole and absolute discretion, Lender may refuse to make any advance hereunder;

(c) all advances, at the time made, shall be noted on Exhibit A of this Note and shall be signed by an authorized officer of the Company.

4. Attorneys' Fees. If the indebtedness represented by this Note or any part thereof is collected in bankruptcy, receivership or other judicial proceedings or if this Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereunder, reasonable attorneys' fees and costs incurred by Lender.

5. Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon receipt by the other party.

6. Acceleration. This Note shall become immediately due and payable if (i) the Company commences any proceeding in bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or (ii) such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property; or (iii) there is any material breach of any material covenant, warranty, representation or other term or condition of this Note at any time that is not cured within the time periods permitted therein, or if no cure period therein, within five (5) days after the date on which such breach occurs.

7. No Dilution or Impairment. The Company will not, by amendment of its charter documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Note.

8. Waivers. Company hereby waives presentment, demand for performance, notice of nonperformance, protest, notice of protest and notice of dishonor. No delay on the part of Lender in exercising any right hereunder shall operate as a waiver of such right or any other right.

9. Governing Law. This Note is being delivered in and shall be construed in accordance with the laws of the State of Florida, without regard to the conflicts of laws provisions thereof.

ISSUED as of May 20, 2022.

COMPANY
Hesperos, Inc.

By:________________________
Name: James J. Hickman
Title: Chief Scientist

LENDER

DocuSigned by:
James Kronauge
AB80CCE7C8794F3...

By:________________________

Name: James Kronauge

EXHIBIT A

SCHEDULE OF ADVANCES

Date of Advance	Amount Advanced	COMPANY Signature
20May2022	$100,000	